UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

FREESTAR TECHNOLOGY CORPORATION
(Name of Registrant as Specified In Its Charter)

_______________________________________________________________
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FREESTAR TECHNOLOGY CORPORATION
_____________________

CONSENT SOLICITATION STATEMENT

To Our Stockholders:

The Board of Directors of FreeStar Technology Corporation (“we”, “us”, “our” or the “Company”) is soliciting your consent to (i) Proposal One - a 3 to 1 reverse split of our Common Stock and (ii) Proposal Two - a name change of the Company to “Rahaxi, Inc”.  Each of the reverse split and the name change, if approved by our stockholders, will necessitate an amendment to our Articles of Incorporation.  The reverse split would decrease our outstanding shares of Common Stock by approximately two-thirds, while the total authorized number of shares of our Common Stock would remain at its current amount of 500,000,000.  The form of written consent of the stockholders approving the reverse split and name change is attached hereto as Appendix A. A form of the certificate of amendment that we would file with the Nevada Secretary of State to effectuate each of the reverse split and the name change, if approved by our stockholders, is attached hereto as Appendix B.

We are soliciting your approval of the reverse split and name change by written consent in lieu of a meeting of stockholders because our Board of Directors believes that it is in the best interests of the Company and its stockholders to solicit such approval in the most cost effective manner.  A form of written consent is enclosed for your use as Appendix A.

This consent solicitation statement and accompanying form of written consent are being mailed to our stockholders on or about August 15, 2008.  Holders of record of our Common Stock as of the close of business on July 31, 2008, which date is referred to as the “record date”, will be entitled to execute and deliver written consents.  The written consent of stockholders representing a majority of the voting power of our outstanding Common Stock as of the record date is required to approve each of the proposals.

Your consent is important regardless of the number of shares of stock that you hold.  Although our Board of Directors has approved both the reverse split and name change, each proposal will only be effective if we receive the written consent approving such proposal by stockholders representing a majority of the voting power of our outstanding Common Stock as of the record date.  Please indicate whether you are voting “for” “against: or’ abstain” with respect to each of the proposals, sign and date the enclosed written consent and return it to us at your earliest convenience.  Your cooperation in promptly returning your consent will help limit expenses incident to consent solicitation.

The enclosed written consent may be mailed or faxed to the Company’s transfer agent:

First American Stock Transfer, Inc.
706 East Bell Road, Suite 202
Phoenix, AZ 85022
Facsimile: (602) 485-4091

THE CONSENT PROCEDURE

General

We are soliciting our stockholders' consent for the following proposals:

Proposal One: a 3 for 1 reverse split of our Common Stock; and

Proposal Two: a change of our name to “Rahaxi, Inc”.

The reverse split and the name change, if approved by our stockholders, will necessitate an amendment to our articles of incorporation to implement the name change and to reflect a decrease in our outstanding shares of Common Stock from 413,682,332 to approximately 137,894,111 (based on the outstanding Common Stock as of the July 31, 2008 record date).  The par value of our Common Stock will remain unchanged at $0.001 per share.  The total authorized number of shares of our Common Stock would remain at its current amount - 500,000,000.  A form of the certificate of amendment that we would file with the Nevada Secretary of State to effectuate the reverse split and name change, if approved by our stockholders, is attached hereto as Appendix B.  Stockholders are voting on each proposal separately.  Therefore, if only one of the proposals is approved, the Certificate of Amendment will be modified accordingly to omit any proposal that is not approved by the stockholders.

We will not cash-out any of our stockholders as a result of the reverse split.  In the event the reverse split results in a fractional share, we will round up and issue a whole share to the affected stockholder.

Our Board of Directors approved the reverse split and name change on June 17, 2008; however, each proposal is subject to the approval of our stockholders.

Voting; Record Date; Vote Required; Revocation of Consent

Only holders of record on July 31, 2008, the record date, will be entitled to consent to the proposal.  On the record date there were 413,682,332 shares of our Common Stock outstanding.

Each of the reverse split and the name change proposals requires written consents voting “FOR” such proposal from holders of a majority of our outstanding Common Stock as of the record date.  This means that, as of the record date, written consents representing at least 206,841,166 votes will be required.  If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.”

Consents, once dated, signed and delivered to us, will remain effective unless and until revoked by written notice of revocation dated, signed and delivered to us before the time that we have received written consent of stockholders representing a majority of the voting power of our outstanding Common Stock as of the record date.

The enclosed written consent may be mailed or faxed to the Company’s transfer agent:

First American Stock Transfer, Inc.
706 East Bell Road, Suite 202
Phoenix, AZ 85022
Facsimile: (602) 485-4091

Persons Making the Solicitation; Expense of Consent Solicitation

The Company is making the solicitation for written consents described herein.  We will pay the expense of soliciting the consents and the cost of preparing, assembling and mailing material in connection therewith.  Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our Common Stock beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of consents by mail may be supplemented by telephone, facsimile, other approved electronic media or personal solicitation by our directors, officers and other regular employees.

Dissenters Rights

Dissenting stockholders have no appraisal or dissenters’ rights under Nevada law, the Company’s Articles of Incorporation or Bylaws in connection with the approval or consummation of the reverse split or the name change amendment.

PROPOSAL NO. 1

3 FOR 1 REVERSE SPLIT

The Board of Directors of the Company has approved a proposal to amend the Company’s Articles of Incorporation to effect the reverse stock split of the Company’s outstanding Common Stock on the terms described below, which we refer to as the “reverse split”. The Board of Directors has declared this amendment to the Articles of Incorporation to be advisable and has recommended that the amendment be presented via written consent for approval by the stockholders.

Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of Common Stock outstanding immediately following the reverse split as such stockholder held immediately prior to the reverse split. If approved by the stockholders, the reverse split will be effected by an amendment to the Articles of Incorporation in substantially the form attached to this Proxy Statement as Appendix B and will become effective upon the filing of this amendment with the Secretary of State of Nevada. The following discussion contains a summary of this amendment and you are advised to read Appendix B in full.

Upon the filing of the amendment relating to the reverse split, three shares of issued and outstanding Common Stock will be automatically converted into one share of Common Stock.

Notwithstanding approval of the reverse split proposal by the stockholders, the Board may, in its sole discretion, determine not to effect the reverse split or to delay such action.

Reasons for Effecting the Reverse Split

The reverse stock split is being recommended to the stockholders for two primary reasons: (i) to reduce the outstanding shares of Common Stock in order to have a larger number of shares of Common Stock available for future issuances and (ii) to reduce the outstanding shares of Common Stock so that the Common Stock outstanding after giving effect to the reverse split trades at a higher price per share than the Common Stock outstanding before giving effect to the reverse split.

As discussed below, under the subsection “Potential Disadvantages to the Reverse Split - Dilution”, additional shares will be available for issuance after the split, and management will have broad discretion over the issuance of such shares.

The Company has historically raised capital through equity issuances and is actively pursuing potential additional equity financing transactions.  Thus, although there is no specific equity financing plan at this time, and no arrangements or agreements related thereto, written or otherwise, the Company anticipates using a significant portion of the additional shares for future equity financings.  The Company has also historically issued shares to certain vendors, service providers and consultants to conserve cash, and anticipates continuing this practice, and utilizing a significant portion of the available authorized shares for such issuances.

The Company may also use the shares for future acquisitions, although there are no specific plans, arrangements or acquisition targets presently.

Potential Disadvantages to the Reverse Split

In addition to other potential disadvantages associated with effecting a reverse split, set forth below are a few potential disadvantages:

Increased Transaction Costs. The number of shares held by each individual stockholder will be reduced if the reverse split is implemented. This may increase the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the reverse split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their position.

Liquidity. The decrease in the number of shares of our Common Stock outstanding as a consequence of the reverse split could decrease the liquidity in our Common Stock, although we do not anticipate any ongoing material impact on our liquidity.

Dilution.  The availability of additional unissued shares after the reverse split could lead to future dilution of stockholders.  We cannot assure you how the additional shares made available for issuance by the reverse split will be utilized.  Management will have broad discretion over future stock issuances, including possible grants of shares for services in lieu of cash (as has been a common practice of the Company in the past to conserve cash), grants of options or stock awards as incentive compensation to consultants, employees, directors and officers, grants to raise equity or in connection with debt financings, and/or the issuance of shares in connection with strategic relationships or acquisitions.  Generally, stockholders will not have any rights to approve any future stock issuances and you may not always agree with management’s decisions with respect to such grants. We cannot assure you that after the reverse split we will be able to attract funding sources, acquisitions targets or strategic partners.

Market Reaction.  We cannot assure you how the market will react to the reverse split.  THERE ARE RISKS ASSOCIATED WITH THE REVERSE SPLIT, INCLUDING THAT THE REVERSE SPLIT MAY NOT RESULT IN AN INCREASE IN THE PER SHARE PRICE OF THE COMPANY'S COMMON STOCK, THAT ANY INCREASE MAY NOT BE PROPORTIONAL TO THE SPLIT RATIO, OR THAT ANY INCREASE IN THE PER SHARE PRICE OF THE COMMON STOCK WILL NOT BE SUSTAINED.

How a Reverse Split Will Affect Stockholders

The reverse split will affect all of our stockholders uniformly and will not affect any stockholders percentage ownership interests in the Company, except to the extent that the result of the reverse split results in any of our stockholders owning a fractional share.  If this occurs, the fractional shares will be rounded up to the next whole share, including fractional shares that are less than one share.  In addition, the reverse split will not affect any stockholders percentage ownership or proportionate voting power. The Common Stock issued pursuant to the reverse split will remain fully paid and non-assessable. The number of authorized shares of our Common Stock will not change by virtue of the reverse split.

The principal effect of the reverse split will be that the number of shares of our common stock issued and outstanding will be reduced and the authorized, but unissued number of shares will increase, as follows (to be adjusted for the rounding up of any fractional shares) :

# of Shares Outstanding Pre-reverse split (as of July 31, 2008)	# of Shares Outstanding Post-reverse split (approximate)
413,682,332	137,894,111

As such, and for purposes of illustration only, each stockholder holding 600 shares of our Common Stock immediately prior to the reverse split taking effect will become a holder of 200 shares of our Common Stock after the reverse split is effective.

# of Authorized but Unissued Shares Pre-reverse split (as of July 31, 2008)	# of Authorized but Unissued Shares Post-reverse split (approximate)
86,317,668	362,105,889

Thus, there will be a significant increase in the number of shares that are available for future issuance following the reverse split.  See “Potential Disadvantages to the Reverse Split - Dilution” above, regarding management’s broad discretion over future issuances of such shares.

Effect on Fractional Stockholders

No fractional shares will be issued.  In lieu of issuing fractional shares, the Company will round up to the next whole share for any stockholder that would otherwise acquire a fractional share.  For purposes of illustration only, each stockholder holding 500 shares of our Common Stock would be issued 167 shares after the reverse split (166.666, rounded up to the next whole share, or 167).

Impact on Options, Warrants and Convertible Securities

If the reverse split is approved, the number of shares of our Common Stock that may be issued upon the exercise of conversion rights held by holders of other securities convertible into our Common Stock will be reduced proportionately based upon the reverse split ratio.  Proportionate adjustments will also be made to the per-share exercise price and the number of shares of our Common Stock issuable upon the exercise of all outstanding options and warrants entitling the holders to purchase shares of our Common Stock. Finally, the number of shares reserved for issuance under our 2007 Directors and Consultants Stock Plan and the 2007 Stock Incentive Plan will be reduced proportionately based on the 3 to 1 exchange ratio.

Effective Date of the reverse split

If the reverse split is approved, the Company will file an amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada at such time as the Board of Directors determines. The reverse split will become effective when the certificate of amendment is filed with the Nevada Secretary of State. Beginning on such date, each certificate representing old shares will be deemed for all corporate purposes to evidence a right to ownership of post-reverse split shares.

            The Company must provide the Over the Counter Bulletin Board at least ten (10) calendar days advance notice of the effective date of the reverse split in compliance with Rule 10b-17 under the Securities Exchange Act of 1934.

Effect on Certificated Shares

If you hold any of your shares in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse split shares to the transfer agent.  Any request for new certificates into a name different from that of the registered holder will be subject to normal stock transfer requirements and fees, including proper endorsement and signature guarantee, if required.  Any old shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for new shares.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNLESS REQUESTED TO DO SO.  WE WILL BE OBTAINING A NEW CUSIP NUMBER FOR OUR COMMON STOCK TO RELFECT THE REVERSE SPLIT.

Effect on Registered and Beneficial Stockholders

Upon the reverse split, we intend to treat stockholders holding stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse split for their beneficial holders, holding the stock in “street name.” However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse split. If you hold your shares with such a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Potential Anti-Takeover Effect

If the reverse split is approved, the increased proportion of authorized but unissued shares of our Common Stock to issued and outstanding shares thereof could, under certain circumstances, have an anti-takeover effect. For example, such a change could permit future issuances of our Common Stock that would dilute the stock ownership of a person seeking to effect a change in composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another entity.  The reverse split, however, is not being proposed for this reason, and we currently have no expectation of using shares in such manner.

Certain Federal Income Tax Consequences of a Reverse split

The following summary of certain material United States federal income tax consequences of the reverse split does not purport to be a complete discussion of all of the possible federal income tax consequences and is included for general information only. Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. This discussion excludes any potential tax consequences for any fractional shares that are rounded up to the next whole share.  The discussion is based on the United States federal income tax laws as of the date of this consent solicitation statement. Such laws are subject to change retroactively as well as prospectively. This summary also assumes that the shares of Common Stock are held as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending on the facts and circumstances of such stockholder. EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE SPLIT.

No gain or loss should be recognized by a stockholder upon the stockholder’s exchange of shares pursuant to the reverse split. The aggregate tax basis of the shares received in the reverse split will be the same as the stockholder’s aggregate tax basis in the shares exchanged. The stockholder’s holding period for the shares received in the reverse split will include the period during which the stockholder held the shares surrendered as a result of the reverse split. Our views regarding the tax consequences of the reverse split are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above. The state and local tax consequences of the reverse split may vary significantly as to each stockholder, depending on the state in which such stockholder resides.

The Company will not recognize any gain or loss as a result of the reverse split.

Accounting Consequences

The par value of our Common Stock would remain unchanged at $0.001 per share after the reverse split.  However, the Common Stock as designated on our balance sheet would be adjusted downward in respect of the shares of the new Common Stock to be issued in the reverse split such that the Common Stock would become an amount equal to the aggregate par value of the shares of new Common Stock being issued in the reverse split, and that the additional paid in capital as designated on our balance sheet would be increased by an amount equal to the amount by which the Common Stock was decreased.  Additionally, net income (loss) per share would increase proportionately as a result of the reverse split since there will be a lower number of shares outstanding.

PROPOSAL NO. 2

NAME CHANGE TO “RAHAXI, INC.”

Our stockholders are also being asked to vote to approve via written consent a name from “FreeStar Technology Corporation” to “Rahaxi, Inc.” If approved by our stockholders, our name change will be effective upon the filing of the certificate of amendment with the Nevada Secretary of State.  As described above regarding the reverse split, the timing of the filing of the certificate of amendment will be determined by the Board of Directors or officers of the Company.

We believe that the proposed name is appropriate because our main operational subsidiary, based in Helsinki, Finland, is called Rahaxi Processing, Oy, and this entity drives the substantial majority of our revenue.  In addition, we believe the Rahaxi brand has goodwill in Finland and will serve as a better branding opportunity for the Company.  We also believe that the proposed name will better communicate to the public, including our customers, business partners and investors, our relationship with Rahaxi Processing, Oy and our core business.

Our Common Stock will continue to trade on the Over-the-Counter Bulletin Board; however, we anticipate obtaining a new trading symbol, which will be assigned by the Over-the-Counter Bulletin Board.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF; SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the July 31, 2008 record date, we had approximately 413,682,332 shares of Common Stock issued and outstanding, each of which is entitled to one vote per share.  We also have 1,000,000 shares of Series A Preferred Stock outstanding (all of which are held by our Chief Executive Officer, Paul Egan), none of which are currently convertible into Common Stock or entitled to vote with the Common Stock on the proposal to amend our Articles of Incorporation.  We do not have any Series B Preferred Stock outstanding.

The following tables set forth information regarding the beneficial ownership of shares of our Common Stock and Series A Preferred Stock by (i) all stockholders known to the us to be beneficial owners of more than 5% of the outstanding Common Stock; (ii) each of our directors and named executive officers and (iii) all of our directors and executive officers as a group.

	Class of
Name	Security	Shares	% of class

Paul Egan (1)	Common	55,168,093	13.1%
31 Mespil Road, Ballsbridge
Dublin 2 Ireland

Ciaran Egan (2)	Common	41,549,794	9.9%
31 Mespil Road, Ballsbridge
Dublin 2 Ireland

Carl M. Hessel (3)	Common	16,162,426	3.9%
31 Mespil Road, Ballsbridge
Dublin 2 Ireland

Fionn Stakelum	Common	2,357,143	0.6%
31 Mespil Road, Ballsbridge
Dublin 2 Ireland

All Directors & officers	Common	115,237,456	27.1%
as a group (4 persons) (4)
____________
(1) Total shares owned includes options to purchase 6,000,000 shares of common stock that are exercisable within 60 days from the date hereof.  1,000,000 shares of Series A Preferred Stock are not included since they are not convertible until the Company attains certain financial goals, which have not been achieved.

(2) Total shares owned includes options to purchase 6,000,000 shares of common stock that are exercisable within 60 days from the date hereof.

(3) 300,000 of the shares are held in the name of Isabella Hessel, Mr. Hessel’s daughter. 7,300,000 of the shares are held in the name of Donna Hessel, Mr. Hessel’s wife.

(4) Total shares owned includes options to purchase 12,000,000 shares of common stock that are exercisable within 60 days from the date hereof, as set forth in notes 1 and 2 above.

	Class of
Name	Security	Shares	% of class

Paul Egan	Preferred	1,000,000	100.0%
31 Mespil Road, Ballsbridge	Series A
Dublin 2 Ireland

Ciaran Egan	Preferred	-	0.0%
31 Mespil Road, Ballsbridge	Series A
Dublin 2 Ireland

Fionn Stakelum	Preferred	-	0.0%
31 Mespil Road, Ballsbridge	Series A
Dublin 2 Ireland

Carl M. Hessel	Preferred	-	0.0%
31 Mespil Road, Ballsbridge	Series A
Dublin 2 Ireland

All Directors & officers	Preferred	1,000,000	100.0%
as a group (4 persons)	Series A

FORM OF WRITTEN CONSENT; CERTIFICATE OF AMENDMENT

The form of written consent of the stockholders regarding Proposal One, the reverse split, and Proposal Two, the name change, is attached hereto as Appendix A. A form of the certificate of amendment that we would file with the Nevada Secretary of State to effectuate both the reverse split and the name change, if approved by our stockholders, is attached hereto as Appendix B.  If only one of the proposals is approved, the Certificate of Amendment will be modified accordingly to omit any proposal that is not approved by the stockholders.

By order of the Board of Directors

August 15, 2008	/s/ Paul Egan
Paul Egan, Chief Executive Officer and President

Appendix A

ACTION BY WRITTEN CONSENT OF THE
STOCKHOLDERS OF FREESTAR TECHNOLOGY CORPORATION

The undersigned stockholder of FreeStar Technology Corporation, a Nevada corporation (the “Corporation”), without the formality of convening a meeting, does hereby vote, via written consent, as follows:

PROPOSAL ONE: To authorize an amendment to the Corporation’s Articles of Incorporation to implement a 3 to 1 reverse stock split of the Corporation’s Common Stock.

MARK ONLY ONE BOX

FOR ❒	AGAINST ❒	ABSTAIN ❒

PROPOSAL TWO: To authorize an amendment to the Corporation’s Articles of Incorporation to implement a name change to “Rahaxi, Inc.”

MARK ONLY ONE BOX

FOR ❒	AGAINST ❒	ABSTAIN ❒

This consent of the stockholders may be executed in one or more counterparts, including by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same consent.

Date:	________________________________	, 2008
Stockholder Name (printed):	_____________________________________
Signature:	_____________________________________
Title or Capacity (if applicable):	_____________________________________
Additional Signature (if held jointly):	_____________________________________
Title or Capacity (if applicable):	_____________________________________

* The number of shares held by a stockholder as of the record date shall be confirmed and determined by the Corporation and/or the transfer agent, in concert with information provided by banks, brokerage houses, fiduciaries and custodians.

Appendix B

CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION
OF
FREESTAR TECHNOLOGY CORPORATION

The undersigned certifies that:

1.           He is the President and Chief Executive Officer of FreeStar Technology Corporation, a California corporation.

2.           [SUBJECT TO APPROVAL OF PROPOSAL TWO] Article 1 of the Articles of Incorporation is hereby amended to read in its entirety as follows:

 “1. Name of Company: Rahaxi, Inc. “

3.           [SUBJECT TO APPROVAL OF PROPOSAL ONE] Article 4 of the Articles of Incorporation is hereby amended to read in its entirety as follows:

            “4. “This aggregate number of shares that the Corporation shall have authority to issue shall consist of Five Hundred Million (500,000,000) shares of Common Stock having a par value of one-tenth of one cent ($0.001) per share, and Five Million (5,000,000) shares of Preferred Stock, having a par value of one-tenth of one cent ($0.001) per share. The Common Stock and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common Stock and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution.

            On the Effective Date (set forth below), all shares of Common Stock issued and outstanding immediately prior to the Effective Date shall be and are hereby are automatically combined as follows: each three (3) shares of Common Stock shall be combined and reclassified (the “reverse split”) as one (1) share of issued and outstanding Common Stock; provided, that, there shall be no fractional shares of Common Stock issued as a result of the reverse split. Instead, the Corporation shall round up any such fractional share to the next whole number by issuing such additional fraction of a share as is necessary to increase the fractional share to a full share.”

4.           The foregoing amendments of the Articles of Incorporation have been duly approved by the Board of Directors of said corporation.

5.           The foregoing amendments of the Articles of Incorporation have been duly approved by the required vote of the shareholders of said corporation.  The total number of outstanding shares entitled to vote with respect to the foregoing amendment was __________ shares of Common Stock, and the number of shares voting in favor of the foregoing amendment was ________, by written consent.

6.           The Effective Date of this Certificate of Amendment shall be _____________, 2008.

Date:  ______________, 2008.

______________________________ Paul Egan, President and CEO